Exhibit 10.2

SUPPLEMENTAL LETTER DATED 24 MARCH 2025

TO THE SERVICE AGREEMENT DATED 29 OCTOBER 2024 (“AGREEMENT”)

BETWEEN:

TREASURE GLOBAL INC. (Registration No.: 7908921), a company incorporated in Delaware and having an address for service at 276, 5th Avenue Suite, 704 #739 New York, NY 10001, United States (“TGL”) of the first part;

AND

V GALLANT SDN BHD (Registration No.: 202401039073 (1584920-W)), a private company incorporated in Malaysia and having its registered office at BO3-C-8, Menara 3A, 3, Jalan Bangsar, KL Eco City, 59200 Kuala Lumpur, Wilayah Persekutuan Kuala Lumpur, Malaysia (“V Gallant”) of the second part.

Unless otherwise defined, all the terms used herein shall bear the same meaning as such terms defined in the Agreement.

1.	Incidental to further discussion between the Parties, the Parties hereby agree to amend, vary and/or modify the Agreement by making the following amendments to the following provisions of the Agreement:

1.1.1	Clause 2 of the Agreement is deleted in its entirety.

1.1.2	The following sub-clauses are inserted into Clause 3.1 of the Agreement:

“3.1.7	V Gallant shall install high-performance GPU servers to support the computing needs of the AI cloud infrastructure. This includes the setup and configuration of processing units, memory, and storage, ensuring that the system operates with optimal performance. V Gallant shall also ensure that proper power supply and cooling systems are implemented to maintain stable operations of the hardware;

3.1.8	V Gallant shall establish a fast and reliable network infrastructure to ensure smooth data processing within the AI cloud infrastructure, including but not limited to setting up necessary security measures to protect data from unauthorized access and managing network traffic to ensure even distribution of computing resources for maximum efficiency;

3.1.9	V Gallant shall integrate cloud-based access to the GPU servers, allowing for flexible usage and scalability of resources. This integration shall enable multiple users to share resources efficiently. V Gallant shall also ensure seamless connection with existing cloud platforms and implement a system that balances workloads across different cloud services to optimize resource usage;

3.1.10	V Gallant shall implement comprehensive security measures, including firewalls and encryption, to protect data within the AI cloud infrastructure. Access control mechanisms will be put in place to ensure that only authorized users are able to access the system. V Gallant shall also ensure compliance with industry security standards and data protection regulations, storing data securely to prevent unauthorized access;

3.1.11	V Gallant shall set up the necessary AI tools and software required for processing and analysis within the AI cloud infrastructure. This includes optimizing system settings for faster and more efficient computing. V Gallant shall also support different methods of AI computing to accommodate a variety of user needs;

3.1.12	V Gallant shall install and manage AI models for data analysis and automation within the AI cloud infrastructure. This includes ensuring that AI models are hosted in a way that enables quick and efficient processing of requests. V Gallant shall also focus on improving these AI models to use fewer resources while maintaining their accuracy and effectiveness;

3.1.13	V Gallant shall implement systems and tools to automatically allocate computing power based on demand, ensuring smooth and efficient operation of the AI cloud infrastructure. This will include balancing workloads across available resources and adjusting system performance in real-time to accommodate fluctuating user demand; and

3.1.14	V Gallant shall set up user-friendly environments for accessing the AI computing resources, ensuring that the system is accessible to all authorized users. V Gallant shall also integrate the platform with other software tools and systems, ensuring seamless and effective operation across all integrated platforms and systems.”

1.1.3	Clause 4.2 of the Agreement is replaced as follows:

“4.2	The total Fees include all software and hardware components that may be used by V Gallant in the delivery of the Services.”

1.1.4	Schedule 1 of the Agreement is removed in its entirety.

2.	Save for the above, all the terms and conditions of the Agreement shall remain and continue to be in full force and effect.

3.	This letter shall be governed by the laws of Malaysia.

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For and on behalf of	)
TREASURE GLOBAL INC	)
Registration No: 7908921)
)

/s/ Carlson Thow
Name: Carlson Thow
Designation: Director

For and on behalf of	)
V GALLANT SDN BHD	)
Registration No: 202401039073 (1584920-W)))
in the presence of	)

/s/ Hoo Voon Him
Name: Dato’ Hoo Voon Him
Designation: Director